Exhibit 99.1
Dicerna Appoints Ling Zeng as Chief Legal Officer and Secretary
– Biopharmaceutical Industry Veteran Brings Expertise in Global Drug Development and Corporate Governance –
LEXINGTON, Mass., Sept. 16, 2020 -- Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA) (the “Company” or “Dicerna”), a leading developer of investigational ribonucleic acid interference (RNAi) therapeutics, today announced the appointment of Ling Zeng as chief legal officer and secretary and a member of the Company’s executive leadership team, effective immediately.

“Ling is a proven legal expert with deep and diverse biopharma experience, from research through global commercialization, and we welcome her to our management team,” said Douglas Fambrough, Ph.D., president and chief executive officer of Dicerna. “Ling’s significant knowledge of global drug development, combined with her extensive strategic alliance and corporate governance experience, will be especially valuable as we continue to advance core and collaborative discovery and development programs and evolve as a company into a fully integrated commercial-stage organization.

“I would also like to thank Bruce Leicher, who has served as our acting general counsel and chief compliance officer since early 2019,” Dr. Fambrough continued. “Dicerna has benefitted significantly from Bruce’s counsel and experience as a longtime strategic legal advisor in the biopharmaceutical industry, and we appreciate his contributions to Dicerna’s growth and successes over the past two years.”

“Dicerna has brought together a highly motivated, talented team of patient-focused leaders who are driven to bring forward new RNAi therapies to benefit human health,” said Ms. Zeng. “Built upon an entrepreneurial culture in an area that is increasingly recognized as one of the most promising fields of drug development, I am energized and excited to be joining Dicerna at such an important time in its growth trajectory, and I look forward to contributing to Dicerna's continued success.”

Over a career spanning more than two decades in the life sciences industry, Ms. Zeng has gained broad and deep experience in biopharmaceutical law and global drug development, and has held multiple leadership positions in North America, Europe and the Asia-Pacific region. Ms. Zeng joins Dicerna from Novartis AG where she served as deputy head of the legal M&A group responsible for mergers and acquisitions (M&A). In her role, Ms. Zeng was responsible for M&A across all business units and regions. Prior to Novartis, Ms. Zeng held several senior-level positions at Bausch Health Companies, Inc., most recently as vice president and general counsel for Europe, the Middle East and Africa (EMEA), where she was responsible for EMEA legal matters in over 30 countries, and provided counsel on business development efforts, commercial operations, compliance, regulatory and IP strategies, and M&A transactions and integrations. Earlier in her career, Ms. Zeng was an associate at Cleary, Gottlieb, Steen & Hamilton in New York. Ms. Zeng was a research scientist prior to beginning her legal career.

Ms. Zeng earned her Juris Doctor degree from Georgetown University where she graduated cum laude. Ms. Zeng holds a Master of Science in biophysics from Brandeis University and a Bachelor of Science in physics from Peking University.

About Dicerna Pharmaceuticals, Inc.
Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA) is a biopharmaceutical company focused on discovering, developing and commercializing medicines that are designed to leverage ribonucleic acid interference

Exhibit 99.1
(RNAi) to selectively silence genes that cause or contribute to disease. Using our proprietary RNAi technology platform called GalXC™, Dicerna is committed to developing RNAi-based therapies with the potential to treat both rare and more prevalent diseases. By silencing disease-causing genes, Dicerna’s GalXC platform has the potential to address conditions that are difficult to treat with other modalities. Initially focused on hepatocytes, Dicerna has continued to innovate and is exploring new applications of its RNAi technology beyond the liver, targeting additional tissues and enabling new therapeutic applications. In addition to our own pipeline of core discovery and clinical candidates, Dicerna has established collaborative relationships with some of the world’s leading pharmaceutical companies, including Novo Nordisk A/S, Roche, Eli Lilly and Company, Alexion Pharmaceuticals, Inc., Boehringer Ingelheim International GmbH and Alnylam Pharmaceuticals, Inc. Between Dicerna and our collaborative partners, we currently have more than 20 active discovery, preclinical or clinical programs focused on rare, cardiometabolic, viral, chronic liver and complement-mediated diseases, as well as neurodegeneration and pain. At Dicerna, our mission is to interfere – to silence genes, to fight disease, to restore heath. For more information, please visit www.dicerna.com.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking statements relating to our business and operations, including the development of our product candidates and technology platform, as well as the therapeutic potential thereof. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those relating to our preclinical research and clinical programs and other risks identified under the heading "Risk Factors" included in our most recent Form 10-K filing, our subsequent filings on Form 10-Q and in other future filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Dicerna's current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

GalXC™ is a trademark of Dicerna Pharmaceuticals, Inc.

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Contacts
Media:
Amy Trevvett
+1 617-612-6253
atrevvett@dicerna.com

Investors:
Lauren Stival
+1 617-514-0461
lstival@dicerna.com